McClatchy Reports Earnings Growth

- Earnings adjusted for certain items grew 29% compared to fourth quarter 2010 and grew 3.9% for full year 2011

- Revenue trends improved in the fourth quarter 2011

- Cash expenses declined by 9.2%, or $22.8 million, from fourth quarter 2010, excluding restructuring-related charges

- Operating cash flow grew 3.6% from fourth quarter 2010

- Reduced debt by more than half since end of 2006; from $3.3 billion to $1.6 billion at year end 2011

SACRAMENTO, Calif., Feb. 7, 2012 /PRNewswire/ -- The McClatchy Company (NYSE-MNI) today reported net income from continuing operations in the fourth quarter of 2011 of $42.0 million, or 49 cents per share, compared to income of $15.7 million, or 18 cents per share in the 2010 quarter. Total net income in 2010 including discontinued operations was $14.8 million or 17 cents per share in the fourth quarter.

Revenues in the fourth quarter of 2011 were $351.4 million, down 5.0% from the fourth quarter of 2010. Advertising revenues were $270.9 million, down 5.7% from 2010, and circulation revenues were $67.0 million, down 3.0%.

Results in the fourth quarter of 2011 included the following items:

  Non-cash impairment charges of $3.1 million ($1.9 million after-tax) recorded in other operating expenses related to assets sold and intangible assets.
  Accelerated depreciation and certain cash charges totaling $2.1 million ($1.3 million after-tax) primarily related to relocating Miami newspaper operations.
  Severance charges totaling $0.6 million ($0.4 million after-tax) related to continued restructuring of the company's operations.
  A gain on the extinguishment of debt totaling $1.3 million ($0.8 million after-tax) related to bonds repurchased in the open market.
  A favorable adjustment totaling $0.4 million ($0.2 million after-tax) primarily related to the reversal of interest accruals resulting from the expiration of open tax years.
  A favorable adjustment to the tax provision of $1.4 million primarily related to the recognition of a tax loss carryforward.

Net income from continuing operations in the fourth quarter of 2011 excluding the net impact of these items was $43.2 million compared to net income from continuing operations in the fourth quarter of 2010 adjusted for similar items of $33.5 million. (Non-GAAP measurements are discussed below).

Operating cash expenses, excluding charges associated with restructuring plans, declined $22.8 million, or 9.2%, from the 2010 quarter. Operating cash flow, a non-GAAP measure, was $125.2 million in the fourth quarter of 2011, up 3.6%.

Full Year Results:

Net income for fiscal 2011 was $54.4 million or 63 cents per share and was affected by the unusual items discussed below. Income from continuing operations for fiscal 2010 was $33.1 million or 39 cents per share. Total net income including discontinued operations was $36.2 million or 43 cents per share in 2010.

Revenues in 2011 were down 7.7% to $1.3 billion compared to $1.4 billion in 2010. Advertising revenues in 2011 totaled $956.3 million, down 8.9%, and circulation revenues were $262.3 million, down 3.8%.

Results in 2011 included the following items:

  Severance charges totaling $13.9 million ($8.5 million after-tax) related to continued restructuring of the company's operations.
  Non-cash impairment charges of $14.5 million ($9.1 million after-tax) recorded in other operating expenses related to assets sold and intangible assets.
  Accelerated depreciation and certain cash charges totaling $2.1 million ($1.3 million after-tax) primarily related to relocating Miami newspaper operations.
  A loss on the extinguishment of debt totaling $1.2 million ($0.7 million after-tax) primarily reflecting the non-cash write-off of purchase accounting discounts related to bonds repurchased in the open market.
  A gain of $1.9 million ($1.2 million after-tax) for additional cash received on a previously sold internet asset.
  A favorable adjustment to the company's net income totaling $12.7 million for a tax settlement related primarily to state tax positions previously taken and the recognition of a tax loss carryforward. The $12.7 million included a tax benefit of $9.8 million and $4.8 million ($2.9 million after-tax) of related interest expense.

Net income from continuing operations in 2011 excluding the net impact of these items was $60.1 million compared to net income from continuing operations in 2010 adjusted for similar items of $57.9 million (Non-GAAP measurements are discussed below).

Operating cash expenses, excluding costs associated with restructuring plans, declined $75.5 million, or 7.6%, from 2010. Operating cash flow, a non-GAAP measure, was $352.1 million, down 7.9%.

Other Recent Events

Management noted that it contributed $40 million to its qualified defined pension plan on Jan. 4, 2012. The required 2012 contributions were expected to be approximately $30 million and the excess of the recent contribution over the required contribution will reduce cash outlays to the pension plan in 2013. Further, by making the contribution in early 2012, the company was able to apply the tax deduction to its 2011 tax fiscal year and reduce 2011 cash taxes by $14.7 million.

On May 27, 2011, the company sold 14.0 acres of Miami land, including the building housing its subsidiary The Miami Herald Media Company (MHMC) and an adjacent parking lot, for a purchase price of $236 million. MHMC publishes The Miami Herald and El Nuevo Herald newspapers, which will continue to operate from their existing location rent free until the operations are moved by the end of May 2013.

On Jan. 24, 2012, McClatchy entered into a contract to purchase approximately 6.1 acres of land located in Doral, Fla., for approximately $3.1 million. McClatchy intends to build a new production facility on this site for The Miami Herald and El Nuevo Herald newspaper operations. The company also entered into a lease agreement for a two-story office building adjacent to the location of the future production facility. Lease payments of approximately $1.8 million annually begin once the operations have been moved.

Capital expenditures related to the new facilities are estimated to be $32 million. Cash expenses to relocate the Miami newspapers' operations are expected to be $12 million; $6 million of these costs will be reimbursed from an escrow account established for this purpose by the purchaser of the existing Miami facilities. In addition the company will incur $13 million in accelerated depreciation on existing assets expected to be retired or decommissioned. The relocation is expected to be completed in May 2013, and accordingly the costs and expenses are expected to be incurred over the next approximately 16 months.

Pat Talamantes, McClatchy's chief financial officer, said, "We expect the capital expenditures for the construction of new facility in Miami to be approximately $23 million in 2012 and approximately $9 million in 2013. We are very pleased to find a solution for both our production and office needs in one location in Miami-Dade County. This office building and production facility will allow us to optimize the work environment for a modern media company. We congratulate the team in Miami for developing such a strong, cost-effective project. We are comfortable that we can still make good progress in continuing to reduce debt while making this important investment."

Management's Comments on Fourth Quarter Results:

Commenting on McClatchy's fourth quarter results, Gary Pruitt, chairman and chief executive officer, said, "We were pleased to see our advertising revenue results improve in the fourth quarter. For the first three quarters of 2011 ad revenues were consistently down in the 10% range compared to a decline of 5.7% in the fourth quarter. The improving advertising results were led by retail, direct marketing and national advertising, and we also posted strong growth in digital-only advertising.

"Much of the improvement in the ad revenue trend occurred in November, but each of the months in the fourth quarter of 2011 was better than the trends through the first nine months of the year. Advertising revenues were down 8.7% in October, 2.4% in November and 5.9% in December.

"Our digital results include both digital sales bundled with print and digital advertising sold on a stand-alone basis. Our bundled sales have suffered with declines in print advertising causing total digital advertising to decline 2.0% in the quarter. But we were pleased to see an increase of 7.5% in digital-only sales compared to the 2010 quarter. We continue to see good results from digital-only revenue initiatives, including our dealsaver® group-buying product, which offers exclusive, local daily deals to consumers. We have launched dealsaver® in all of our markets. Digital-only revenues were helped by strong growth in retail digital-only sales, which were up 9.9%, and automotive digital-only sales, which were up 17.7%. Total digital advertising now represents 19.9% of our total advertising revenue compared to 18.1% in 2010.

"Audience trends also improved. Daily circulation declined 4.3% but Sunday circulation grew 0.2% in all of 2011 compared to 2010. The Sunday newspaper is very important to our results. On average, Sunday drives nearly 36% of advertising revenues. The Sunday paper is highly profitable in addition to being highly valued by our readers and advertisers. Our digital traffic also continues to grow with daily average local unique visitors to our websites up 6.1% in 2011.

"We remained vigilant in controlling costs in 2011. Cash expenses excluding restructuring costs were down 9.2% in the fourth quarter and were down 7.6% for the year, despite higher newsprint costs through much of the year. This hard work, coupled with the improving trends in revenues, resulted in growing cash flows in the fourth quarter of 2011.

"Our equity investments continued to prosper. In 2011 we received $31.6 million in dividends, including $30.3 million in the fourth quarter, from these equity investments.

"Classified Ventures, a growing internet company in which we own a 25.6% stake, paid us a dividend of $17.4 million in December. Classified Ventures owns two of the nation's premier classified websites, the auto website Cars.com and the rental site Apartments.com. CareerBuilder, which operates the country's leading jobs sites and in which we hold a 15% stake, paid us a dividend of $7.5 million. Other equity investments also contributed about $6.8 million in dividends in 2011.

"These equity investments also contributed $27.8 million in earnings in 2011, more than double the 2010 earnings of $11.8 million. We are especially pleased with the performance of our internet investments. These companies provide important products to our newspaper websites and are strategic partners in our digital success.

"The fourth quarter reflected one of the strongest holiday seasons in recent years, and we were not surprised to see the momentum slow somewhat in January. Advertising revenues in January were down 7.9% compared to January 2011. Excluding the impact of Super Bowl advertising in January 2011 in Fort Worth, advertising revenue in January was down 7.3% and reflects continued improvement over the 2011 trend. We will remain focused on making our operations more efficient and we expect to benefit from some stability in newsprint pricing in the first quarter. As a result, we expect cash expenses to be down in the low-to mid-single digit range in the first quarter of 2012."

Pat Talamantes said the company reduced debt by $25 million in the fourth quarter and by $140 million in total in 2011.

"Our debt balance was $1.635 billion at year-end," Talamantes said. "Our nearest term bond maturity is 2014 and that is only about $81 million – obviously not an issue given our free cash flow. Our leverage ratio at the end of the 2011 as defined in our credit agreement was 4.59 times cash flow and our interest coverage was 2.26 times.

"Since the end of 2006, we have paid off more than $1.7 billion in debt, from $3.3 billion to $1.6 billion at the year's end – all of this progress accomplished during a brutal recession. Importantly, we've done this while still funding our pension plans and making investments for the future. In short, we are successfully navigating through this difficult environment."

Talamantes further noted that, "We had a healthy cash balance of $86.0 million at year-end. We have used $40 million of that cash balance to fund our qualified defined benefit obligation in early 2012, reducing it from $422.5 million at year-end 2011 to $382.5 million as of Jan. 4, 2012, all other assumptions being equal. As to our remaining cash balance, we have seasonally large interest payments in the first quarter and want to maintain adequate liquidity to handle these and other corporate cash needs as we enter 2012."

Talamantes indicated that cash taxes in 2011 would have been significantly higher than otherwise expected due to the sale of real property with a very low tax basis in Miami for $236 million. However, McClatchy was able to limit taxes significantly by making tax-deductible contributions to its qualified defined pension plan with a portion of the proceeds. As a result of McClatchy's cash contributions in 2011 and early 2012 the company realized tax savings of $74.7 million offsetting most of the taxes payable from the sale of property in Miami.

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has provided information regarding operating income, non-operating expenses and income, income taxes, and net income excluding certain items described in an attached schedule. In addition the company has presented operating cash flows (defined as operating income plus depreciation and amortization, restructuring related charges and other non-cash impairments) along with operating cash flow margins (operating cash flow divided by net revenues) that are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's on-going operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  An easier way to compare the company's most recent operating results against investor and analyst financial models.

Operating income, non-operating expenses and income, income taxes, and net income excluding certain items should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Nor are operating cash flow and operating cash flow margins to be considered replacements for cash provided by operating activities as shown in the company's statement of cash flows included in our financial statements.

In addition, the company's statistical report, which summarizes revenue performance for the fourth fiscal quarter and full-year 2011, follows.

At noon, Eastern time, today, McClatchy will review its results in a conference call (877-278-1205 pass code 44964120) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy's operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company's largest newspapers include The Miami Herald, The Sacramento Bee, Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer and The News & Observer in Raleigh, N.C. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may experience decreased circulation and diminished revenues from retail, classified and national advertising; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 26, 2010, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

***The McClatchy Company***
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 25,	December 26,	December 25,	December 26,
	2011	2010	2011	2010
REVENUES - NET:
Advertising	$ 270,948	$ 287,369	$ 956,305	$ 1,049,964
Circulation	66,953	69,041	262,335	272,776
Other	13,536	13,517	51,000	52,492
	351,437	369,927	1,269,640	1,375,232
OPERATING EXPENSES:
Compensation	104,864	125,035	457,707	519,179
Newsprint, supplements and printing expense	38,313	38,717	145,874	136,642
Depreciation and amortization	30,326	33,031	121,528	133,404
Other operating expenses	87,650	88,288	343,216	347,124
	261,153	285,071	1,068,325	1,136,349

OPERATING INCOME	90,284	84,856	201,315	238,883

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(37,739)	(43,393)	(165,434)	(177,641)
Interest income	38	30	97	550
Equity income from unconsolidated companies, net	6,482	3,599	27,762	11,752
(Loss) gain on extinguishment of debt	1,289	(3,142)	(1,203)	(10,661)
Write-down of investments and land held for sale	-	(24,447)	-	(24,447)
Other - net	(17)	119	248	265
	(29,947)	(67,234)	(138,530)	(200,182)
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAX PROVISION	60,337	17,622	62,785	38,701

INCOME TAX PROVISION	18,332	1,923	8,396	5,601

INCOME FROM CONTINUING OPERATIONS	42,005	15,699	54,389	33,100

INCOME (LOSS) FROM DISCONTINUED OPERATIONS -
NET OF INCOME TAXES	-	(917)	-	3,083

NET INCOME	$ 42,005	$ 14,782	$ 54,389	$ 36,183

NET INCOME (LOSS) PER COMMON SHARE:
Basic:
Income from continuing operations	$ 0.49	$ 0.18	$ 0.64	$ 0.39
Income (loss) income from discontinued operations	$ -	$ (0.01)	$ -	$ 0.04
Net Income per share	$ 0.49	$ 0.17	$ 0.64	$ 0.43

Diluted:
Income from continuing operations	$ 0.49	$ 0.18	$ 0.63	$ 0.39
Income (loss) income from discontinued operations	$ -	$ (0.01)	$ -	$ 0.04
Net Income per share	$ 0.49	$ 0.17	$ 0.63	$ 0.43

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	85,403	84,957	85,211	84,760
Diluted	86,169	85,774	86,044	85,539

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 4
	Combined			Print Only			Digital

Revenues - Net:	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change

Advertising
Retail	$149,297	$158,961	-6.1%	$127,112	$137,195	-7.3%	$22,185	$21,766	1.9%
National	22,428	26,000	-13.7%	17,797	19,752	-9.9%	4,631	6,248	-25.9%
Classified Total	58,683	65,492	-10.4%	35,420	42,399	-16.5%	23,263	23,093	0.7%
Automotive	19,629	20,642	-4.9%	9,778	11,425	-14.4%	9,851	9,217	6.9%
Real Estate	10,138	12,210	-17.0%	6,608	8,520	-22.4%	3,530	3,690	-4.3%
Employment	11,379	12,747	-10.7%	5,395	6,174	-12.6%	5,984	6,575	-9.0%
Other	17,537	19,893	-11.8%	13,639	16,282	-16.2%	3,898	3,611	7.9%
Direct Marketing	40,144	36,663	9.5%	40,144	36,663	9.5%
Other Advertising	396	253	56.5%	396	253	56.5%
Total Advertising	$270,948	$287,369	-5.7%	$220,869	$236,262	-6.5%	$50,079	$51,107	-2.0%

Circulation	66,953	69,041	-3.0%
Other	13,536	13,517	0.1%
Total Revenues	$351,437	$369,927	-5.0%

Advertising Revenues by Market:
California	$46,037	$49,778	-7.5%	$37,696	$41,400	-8.9%	$8,341	$8,378	-0.4%
Florida	44,469	44,911	-1.0%	37,948	37,564	1.0%	6,521	7,347	-11.2%
Texas	29,059	31,806	-8.6%	23,733	26,348	-9.9%	5,326	5,458	-2.4%
Southeast	77,755	81,885	-5.0%	62,347	66,849	-6.7%	15,408	15,036	2.5%
Midwest	45,719	47,970	-4.7%	36,834	38,880	-5.3%	8,885	9,090	-2.3%
Northwest	27,788	31,003	-10.4%	22,311	25,221	-11.5%	5,477	5,782	-5.3%
Other	121	16	656.3%	0	0	0.0%	121	16	656.3%
Total Advertising	$270,948	$287,369	-5.7%	$220,869	$236,262	-6.5%	$50,079	$51,107	-2.0%

Advertising Statistics for Dailies:
Full Run ROP Linage				4,840.8	5,202.9	-7.0%

Millions of Preprints Distributed				1,458.6	1,603.4	-9.0%

Average Paid Circulation:*
Daily				2,023.1	2,146.3	-5.7%
Sunday				2,784.8	2,760.1	0.9%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	December Year-to-Date
	Combined			Print Only			Digital

Revenues - Net:	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change

Advertising
Retail	$499,250	$550,992	-9.4%	$422,299	$476,152	-11.3%	$76,951	$74,840	2.8%
National	76,296	97,068	-21.4%	57,515	74,312	-22.6%	18,781	22,756	-17.5%
Classified Total	251,409	279,822	-10.2%	156,745	187,516	-16.4%	94,664	92,306	2.6%
Automotive	80,823	83,221	-2.9%	42,667	50,296	-15.2%	38,156	32,925	15.9%
Real Estate	44,703	55,468	-19.4%	30,230	40,793	-25.9%	14,473	14,675	-1.4%
Employment	51,933	56,032	-7.3%	24,717	26,341	-6.2%	27,216	29,691	-8.3%
Other	73,950	85,101	-13.1%	59,131	70,086	-15.6%	14,819	15,015	-1.3%
Direct Marketing	128,339	120,829	6.2%	128,339	120,829	6.2%
Other Advertising	1,011	1,253	-19.3%	1,011	1,253	-19.3%
Total Advertising	$956,305	$1,049,964	-8.9%	$765,909	$860,062	-10.9%	$190,396	$189,902	0.3%

Circulation	262,335	272,776	-3.8%
Other	51,000	52,492	-2.8%
Total Revenues	$1,269,640	$1,375,232	-7.7%

Advertising Revenues by Market:
California	$165,355	$186,765	-11.5%	$133,351	$155,068	-14.0%	$32,005	$31,697	1.0%
Florida	140,736	152,098	-7.5%	115,662	125,638	-7.9%	25,073	26,460	-5.2%
Texas	106,179	118,235	-10.2%	85,090	97,861	-13.1%	21,089	20,374	3.5%
Southeast	276,419	302,482	-8.6%	219,204	246,568	-11.1%	57,215	55,914	2.3%
Midwest	163,410	175,231	-6.7%	129,466	141,482	-8.5%	33,944	33,749	0.6%
Northwest	103,986	115,085	-9.6%	83,136	93,445	-11.0%	20,850	21,640	-3.7%
Other	220	68	223.5%	0	0	0.0%	220	68	223.5%
Total Advertising	$956,305	$1,049,964	-8.9%	$765,909	$860,062	-10.9%	$190,396	$189,902	0.3%

Advertising Statistics for Dailies:
Full Run ROP Linage				18,628.2	20,196.7	-7.8%

Millions of Preprints Distributed				4,969.5	5,379.5	-7.6%

Average Paid Circulation:*
Daily				2,048.1	2,140.0	-4.3%
Sunday				2,765.6	2,761.1	0.2%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

***The McClatchy Company***
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income to Operating Cash Flows

	Three Months Ended		Year Ended
	Dec. 25	Dec. 26	Dec. 25	Dec. 26
	2011	2010	2011	2010
REVENUES - NET:
Advertising	$ 270,948	$ 287,369	$ 956,305	$ 1,049,964
Circulation	66,953	69,041	262,335	272,776
Other	13,536	13,517	51,000	52,492
	351,437	369,927	1,269,640	1,375,232
OPERATING EXPENSES:
Compensation excluding restructuring charges	$ 104,263	$ 121,990	443,854	509,326
Newsprint, supplements and printing	38,313	38,717	145,874	136,642
Other cash operating expenses	83,618	88,288	327,859	347,124
Cash operating expenses excluding
restructuring charges	226,194	248,995	917,587	993,092
Restructuring related compensation	601	3,045	13,853	9,853
Other non-recurring	890	-	890	-
Non-cash impairments	3,142	-	14,467	-
Depreciation and amortization	30,326	33,031	121,528	133,404
Total operating expenses	261,153	285,071	1,068,325	1,136,349

OPERATING INCOME	90,284	84,856	201,315	238,883
Add back:
Depreciation and amortization	30,326	33,031	121,528	133,404
Restructuring related compensation charges	601	3,045	13,853	9,853
Other non-recurring	890	-	890	-
Impairment charges related to asset sales	3,142	-	14,467	-
OPERATING CASH FLOW	$ 125,243	$ 120,932	$ 352,053	$ 382,140

OPERATING CASH FLOW MARGIN	35.6%	32.7%	27.7%	27.8%

Reconciliation of Net Income to Adjusted Net Income

Net income from continuing operations	$ 42,005	$ 15,699	$ 54,389	$ 33,100

Add back certain items, net of tax:
Loss (gain) on extinguishment of debt	(796)	1,979	748	6,713
Restructuring related charges	367	1,881	8,547	6,086
Non-cash impairments	1,928	15,331	9,081	15,331
Gain on sale of internet asset	-	-	(1,182)	-
Accelerated depreciation on equipment	740	1,583	740	3,676
Other	553	-	553	61
Reversal of interest on tax items	(219)	(205)	(2,969)	(657)
Certain discrete tax items	(1,371)	(2,787)	(9,769)	(6,408)
Adjusted income from continuing operations	$ 43,207	$ 33,481	$ 60,138	$ 57,902

CONTACT: Investor Relations, Elaine Lintecum, 916-321-1846, elintecum@mcclatchy.com; or Ryan Kimball, 916-321-1849, rkimball@mcclatchy.com